EXHIBIT 10.1

October 9, 2012

Mr. Randy Melby

BankUnited, Inc.

7765 NW 148th St

Miami Lakes, FL  33016

Dear Mr. Melby,

Over the past three years, our company has gone through a remarkably successful transformation, in large part due to your outstanding contribution and leadership. Although adding growth and value to a franchise is a constant journey, we should reflect and be proud of the milestones we have achieved thus far. As I think of all our accomplishments to date, it is with a grateful heart that I am reminded of the incredible talent behind the excellence.

Recently, the Compensation Committee of BankUnited, Inc. met and approved retention letters for key individuals whom the senior executive management team has recognized as having added tremendous value to the firm and who are critical for the continuation of our stellar track record. I am delighted to tell you that you have been identified as one of those individuals.

Attached you will find your retention letter addressed from Raj Singh, our Chief Operating Officer. Should you have any questions, please feel free to contact Raj.  I hope you recognize how valuable of an asset you have been to the BankUnited family, and more importantly, how essential you are to maintaining our best-in-class brand and banking franchise.

Sincerely,

/s/ John A. Kanas

John A. Kanas
Chairman, President & CEO

October 9, 2012

Mr. Randy Melby

BankUnited, Inc.

7765 NW 148th St

Miami Lakes, FL  33016

Dear Mr. Melby,

In recognition of your prior and continued contributions to BankUnited’s success, we are pleased to award you a retention bonus to be paid in the event BankUnited experiences a Change in Control (as defined in the BankUnited, Inc. 2010 Omnibus Equity Incentive Plan).

Retention Bonus:  You will receive, subject to your continued employment with BankUnited and any successor to BankUnited (except as provided below), a lump sum payment, in an amount equal to one year of your base salary (as in effect immediately prior to a Change in Control), on the date that is six months following completion of a Change in Control.

Termination of Employment Prior to Retention Payment:  If, following a Change in Control but on or prior to the date that is six months following completion of a Change in Control, either your employment is terminated by BankUnited or its successor without Cause (as defined below) or you terminate your employment with BankUnited or its successor on account of a reduction in your base salary and you execute and do not revoke a release in a form reasonably satisfactory to BankUnited or its successor, you will be entitled to receive payment of the retention bonus.  The retention bonus shall be paid as soon as practicable following your termination but in no event later than 10 calendar days following such termination.

For purposes of this letter, “Cause” means, (a) a violation of your obligations regarding confidentiality or the protection of sensitive, confidential or proprietary information, or trade secrets; (b) an act or omission by you resulting in your being charged with a criminal offense which constitutes a felony or involves moral turpitude or dishonesty; (c) conduct by you which constitutes poor performance, gross neglect, insubordination, willful misconduct, or a breach of BankUnited’s Code of Conduct or a fiduciary duty to BankUnited or its shareholders; or (d) BankUnited Senior Management’s determination that you violated state or federal law relating to the workplace environment, including, without limitation, laws relating to sexual harassment or age, sex, race, or other prohibited discrimination.

Withholding Taxes:  The payment made to you pursuant to this letter shall be subject to withholding of applicable income and employment taxes.

Regulatory Compliance:  Notwithstanding anything herein contained to the contrary, any payment to you by BankUnited or its successor is subject to and conditioned upon compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the Federal Deposit Insurance Corporation regulation 12 C.F.R. part 359, Golden Parachute and Indemnification Payments.

Internal Revenue Code Section 409A:  This letter shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code.

The retention bonus described in this letter is confidential and we expect that you maintain the confidentiality of this communication. Furthermore, this document does not constitute an employment agreement or guarantee of employment with BankUnited.

The growth and transformation of this franchise is in large part because of your dedication and efforts.  We thank you, in advance, for your continuing support of BankUnited.

Sincerely,

/s/ Rajinder P. Singh

Rajinder P. Singh
Chief Operating Officer